Exhibit 99.1

CONTACT:    Scott Beilharz, Investor Relations
814/870-7312 or 1-800-458-0811 ext. 7312
scott.beilharz@erieinsurance.com

Erie Indemnity Reports Second Quarter 2013 Results

2Q 2013 Highlights - Indemnity Shareholder Interest

•	Net income attributable to Indemnity per share-diluted was $0.84 per share in the second quarter of 2013, compared to net income per share-diluted of $0.80 per share in the second quarter of 2012.

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Operating income attributable to Indemnity per share-diluted (excluding net realized gains or losses, impairments on investments and related taxes) was $0.84 per share in the second quarter of 2013, compared to operating income per share-diluted of $0.82 per share in the second quarter of 2012.

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Indemnity’s management operations pretax income totaled $59 million in both the second quarters of 2013 and 2012. The gross margin from management operations was 17.3 percent in the second quarter of 2013, compared to 18.6 percent in the second quarter of 2012.

•	Indemnity’s investment operations pretax income totaled $8 million for the second quarter of 2013, compared to $6 million for the second quarter of 2012.

Six Months Ended June 30, 2013 Highlights - Indemnity Shareholder Interest

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Net income attributable to Indemnity per share-diluted was $1.54 per share for the six months ended June 30, 2013, compared to net income per share-diluted of $1.47 per share for the six months ended June 30, 2012.

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Operating income attributable to Indemnity per share-diluted (excluding net realized gains or losses, impairments on investments and related taxes) was $1.54 per share for the six months ended June 30, 2013, compared to operating income per share-diluted of $1.45 per share for the six months ended June 30, 2012.

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Indemnity’s management operations pretax income totaled $108 million for the six months ended June 30, 2013, compared to $105 million for the six months ended June 30, 2012. The gross margin from management operations was 16.7 percent for the six months ended June 30, 2013, compared to 17.8 percent for the six months ended June 30, 2012.

•	Indemnity’s investment operations pretax income totaled $15 million for the six months ended June 30, 2013, compared to $14 million for the six months ended June 30, 2012.

Erie, Pa. – August 1, 2013 – Erie Indemnity Company (NASDAQ: ERIE) today announced second quarter 2013 earnings of $44 million, compared to earnings of $43 million in the second quarter of 2012. Operating income was $44 million in both the second quarters of 2013 and 2012.

2Q 2013 Results of the Erie Insurance Group’s Operations(1)

	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Elimination of related party transactions		Erie Insurance Group
(dollars in millions)	2Q'13	2Q'12	2Q'13	2Q'12	2Q'13	2Q'12	2Q'13	2Q'12
Management operations	$59	$59	$—	$—	$(51)	$(51)	$8	$8
Property and casualty insurance operations(2)	—	—	11	(159)	55	54	66	(105)
Life insurance operations(2)	—	—	13	13	(1)	(1)	12	12
Investment operations	8	6	172	11	(3)	(2)	177	15
Income (loss) from operations before income taxes and noncontrolling interest	67	65	196	(135)	—	—	263	(70)
Provision for income taxes	23	22	63	(54)	—	—	86	(32)
Net income (loss)	$44	$43	$133	$(81)	$—	$—	$177	$(38)

(1)
The consolidated financial statements of Erie Indemnity Company (“Indemnity”) reflect the consolidated results of Indemnity and the Erie Insurance Exchange (“Exchange”), which we refer to collectively as the “Erie Insurance Group.” Indemnity, or Indemnity shareholder interest, refers to the interest in Erie Indemnity Company owned by the Class A and Class B shareholders. The Exchange refers to the noncontrolling interest held for the interest of the subscribers (policyholders), and includes its interest in its property and casualty subsidiaries and Erie Family Life Insurance Company (“EFL”).

(2)	All property and casualty and life insurance results accrue to the interest of the subscribers (policyholders) of the Exchange, or noncontrolling interest.

The following tables and discussion show the operating results attributable to the Indemnity shareholder interest in the Erie Indemnity Company owned by the Class A and Class B shareholders for the second quarter of 2013.

Management Operations

	Indemnity shareholder interest
(dollars in millions)	2Q'13	2Q'12
Management fee revenue, net	$336	$308
Service agreement revenue	8	8
Total revenue from management operations	$344	$316
Cost of management operations	285	257
Income from management operations before taxes	$59	$59
Gross margin	17.3%	18.6%

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The management fee rate was 25 percent for both the second quarters of 2013 and 2012. Direct written premium of the property and casualty insurance operations, upon which the management fee is calculated, increased 9.3 percent in the second quarter of 2013, due to a 4.4 percent increase in policies in force and a 4.8 percent increase in the year-over-year average premium per policy for all lines of business at June 30, 2013.

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Commissions increased $22 million in the second quarter of 2013, compared to the second quarter of 2012, primarily as a result of the 9.3 percent increase in direct written premium of the property and casualty insurance operations, combined with a slight increase in agent bonuses. Additionally, impacting the second quarter of 2012 was an adjustment that reduced commission expense by $6 million. This amount represents the reimbursement by the North Carolina Reinsurance Facility (NCRF) for commissions Indemnity paid to agents on the surcharges collected on behalf of the NCRF which was incorrectly recorded as a benefit to the Exchange in prior periods. Excluding this adjustment, the gross margin would have been 16.8% for the second quarter of 2012.

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Non-commission expense increased $6 million in the second quarter of 2013, compared to the second quarter of 2012. Sales, policy issuance, and underwriting costs increased $1 million.  Personnel costs increased $4 million as a result of a $2 million increase in salaries, a $1 million increase in pension costs, and a $1 million increase in the estimate for incentive plan compensation related to growth and underwriting performance.  All other operating costs increased $1 million.

Investment Operations

	Indemnity shareholder interest
(dollars in millions)	2Q'13	2Q'12
Net investment income	$3	$4
Net realized gains (losses) on investments	0	(1)
Net impairment losses recognized in earnings	0	0
Equity in earnings of limited partnerships	5	3
Income from investment operations before taxes	$8	$6

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Income from investment operations before taxes increased to $8 million in the second quarter of 2013, from $6 million in the second quarter of 2012, due to a a $2 million increase in equity in earnings of limited partnerships. Additionally, we recorded $1 million in net realized losses in the second quarter of 2012, which was offset by a $1 million reduction in net investment income in the second quarter of 2013 compared to the second quarter of 2012.

Share Repurchase Program

In the second quarter of 2013, we repurchased 23,798 shares of our outstanding Class A nonvoting common stock at a total cost of $1 million, based upon trade date, in conjunction with our current stock repurchase program. For the year through July 19, 2013, we repurchased 213,361 shares under this program at a total cost of $15 million. In October 2011, our Board of Directors approved a continuation of the current stock repurchase program for a total of $150 million, with no time limitation. This repurchase authority included, and was not in addition to, any unspent amounts remaining under the prior authorization. As of July 19, 2013, we had approximately $53 million in repurchase authority remaining under the program.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest homeowners insurer and 15th largest automobile insurer in the United States based on direct premiums written and the 20th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 4.7 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 and Barron's 500 company. Erie Insurance is proud to have received the J.D. Power and Associates' award for “Highest in Customer Satisfaction with the Auto Insurance Purchase Experience” and to be a J.D. Power and Associates' 2012 Customer Service Champion. ERIE is one of only 50 U.S. companies so named. Erie Insurance is also recognized on the list of Ward's 50 Group of top performing insurance companies, which analyzes the financial performance of 3,000 property and casualty companies and recognizes the top performers for achieving outstanding results in safety, consistency and financial performance over a five-year period (2008-2012).

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein. Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, agency relationships, and compliance with contractual and regulatory requirements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

Risk factors related to the Indemnity shareholder interest:

•	dependence on Indemnity’s relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	costs of providing services to the Exchange under the subscriber’s agreement;

•	ability to attract and retain talented management and employees;

•	ability to maintain uninterrupted business operations, including information technology systems;

•	factors affecting the quality and liquidity of Indemnity’s investment portfolio;

•	credit risk from the Exchange;

•	Indemnity’s ability to meet liquidity needs and access capital; and

•	outcome of pending and potential litigation against Indemnity.

Risk factors related to the non-controlling interest owned by the Exchange, which includes the Property and Casualty Group and EFL:

•	general business and economic conditions;

•	dependence upon the independent agency system;

•	ability to maintain our reputation for customer service;

•	factors affecting insurance industry competition;

•	changes in government regulation of the insurance industry;

•	premium rates and reserves must be established from forecasts of ultimate costs;

•	emerging claims, coverage issues in the industry, and changes in reserve estimates related to the property and casualty business;

•	changes in reserve estimates related to the life business;

•	severe weather conditions or other catastrophic losses, including terrorism;

•	the Exchange’s ability to acquire reinsurance coverage and collectability from reinsurers;

•	factors affecting the quality and liquidity of the Exchange’s investment portfolio;

•	the Exchange’s ability to meet liquidity needs and access capital;

•	the Exchange’s ability to maintain acceptable financial strength rating;

•	outcome of pending and potential litigation against the Exchange; and

•	dependence upon the service provided by Indemnity.

A forward-looking statement speaks only as of the date on which it is made and reflects Indemnity’s analysis only as of that date. Indemnity undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

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